Registered, Public Company Accounting Oversight Board American Institute of CPAs, Center for Audit Quality Texas Society of Certified Public Accountants

Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent public accountants, we hereby consent to the incorporation in this Registration Statement on Form SB-2/A of our report dated March 14, 2007 except for Note 15 which is dated November 2, 2007 and notes 2, 4, 6 and 12 which are dated November 29, 2007, included in the Annual Report on Form 10-KSB of Opexa Therapeutics, Inc. for the year ended December 31, 2006 and to all references to our Firm included in this Registration Statement.

/s/ Malone & Bailey, PC
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Malone & Bailey, PC
www.malone-bailey.com
Houston, Texas
December 20, 2007

www.malone-bailey.com | 2925 Briarpark Drive, Suite 930 | Houston, TX 77042 | o. 713.343.4200 | f. 713.266.1815